PRESS RELEASE
                                                          FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 510-631-9100

June 5, 1998

         Offer for Units of Limited Partnership Interest of Carlyle Real Estate Limited Partnership - VII extended through June 30, 1998.

         Accelerated High Yield Institutional Fund 1, L.P., MacKenzie Fund VI, Ltd., MacKenzie Specified Income Fund, L.P., MP Income Fund 13, LLC, JDF & Associates, LLC, Moraga Gold, LLC and Steven Gold (the "Bidders") have extended the expiration date of their tender offer for Units of limited partnership interest of Carlyle Real Estate Limited Partnership - VII. The offer has been extended through June 30, 1998. The bidders have offered to purchase any and all of the Units.

         As of June 5, 1998 no Units had been tendered to the bidders by security holders and not withdrawn.

         For further information, contact Christine Simpson at the above telephone number.